Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of September 30, 2024 and revenue and expenses for the three and nine months ended September 30, 2024 and 2023 and cash flows for the nine months ended September 30, 2024 and 2023. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty Formula One Group (the “Formula One Group”), the Liberty Live Group, the Liberty SiriusXM Group (prior to the Liberty Sirius XM Holdings Split-Off, as defined in note 1) and the Liberty Braves Group (the “Braves Group”) (prior to the Atlanta Braves Holdings Split-Off, as defined in note 1), respectively. The Reclassification, as described in note 1, is reflected in the attributed financial statements on a prospective basis from August 3, 2023. The financial information should be read in conjunction with our condensed consolidated financial statements for the nine months ended September 30, 2024 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group (prior to the Liberty Sirius XM Holdings Split-Off, as defined in note 1), the Formula One Group, the Liberty Live Group and the Braves Group (prior to the Atlanta Braves Holdings Split-Off, as defined in note 1), our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Formula One common stock and Liberty Live common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Formula One common stock and Liberty Live common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Formula One Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2024	2023

	amounts in millions
Cash and cash equivalents	$2,666	1,408
Investments in affiliates, accounted for using the equity method	$35	41
Goodwill	$4,192	3,956
Intangible assets subject to amortization, net	$2,757	2,858
Total assets	$11,980	10,267
Long-term debt, including current portion	$2,928	2,906
Attributed net assets	$7,642	6,419

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023

	amounts in millions
Revenue	$911	887	2,486	1,992
Cost of Formula 1 revenue	$(554)	(615)	(1,472)	(1,340)
Selling, general and administrative expense (1)	$(113)	(79)	(295)	(223)
Operating income (loss)	$110	107	264	175
Interest expense	$(54)	(56)	(162)	(161)
Share of earnings (losses) of affiliates, net	$(1)	2	(6)	(1)
Realized and unrealized gains (losses) on financial instruments, net	$39	66	86	83
Unrealized gains (losses) on intergroup interest	$—	16	—	15
Income tax (expense) benefit	$2	(31)	(20)	(35)
Earnings (loss) attributable to Liberty stockholders	$117	118	218	125
(1)	Includes stock-based compensation of $6 million and $4 million for the three months ended September 30, 2024 and 2023, respectively, and $24 million and $14 million for the nine months ended September 30, 2024 and 2023, respectively.

Liberty Live Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2024	2023

	amounts in millions
Cash and cash equivalents	$388	305
Investments in affiliates, accounted for using the equity method	$448	333
Total assets	$1,255	1,162
Long-term debt, including current portion	$1,437	1,317
Attributed net assets	$(206)	(188)

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Selling, general and administrative expense (1)	$(3)	(5)	(7)	(5)
Operating income (loss)	$(3)	(5)	(7)	(5)
Share of earnings (losses) of affiliates, net	$117	90	181	90
Income tax (expense) benefit	$(5)	5	(21)	5
Earnings (loss) attributable to Liberty stockholders	$15	(19)	76	(19)
(1)	Includes stock-based compensation expense of $1 million for each of the three months ended September 30, 2024 and 2023, and $3 million and $1 million for the nine months ended September 30, 2024 and 2023, respectively.

BALANCE SHEET INFORMATION

September 30, 2024

(unaudited)

	Attributed (note 1)
		Liberty
	Formula One	Live	Inter-Group	Consolidated
	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$2,666	388	—	3,054
Trade and other receivables, net	122	—	—	122
Other current assets	503	—	—	503
Total current assets	3,291	388	—	3,679
Investments in affiliates, accounted for using the equity method (note 1)	35	448	—	483

Property and equipment, at cost	1,010	—	—	1,010
Accumulated depreciation	(183)	—	—	(183)
	827	—	—	827

Goodwill	4,192	—	—	4,192
Intangible assets subject to amortization, net	2,757	—	—	2,757
Other assets	878	419	(27)	1,270
Total assets	$11,980	1,255	(27)	13,208

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$404	—	—	404
Current portion of debt	21	55	—	76
Deferred revenue	756	—	—	756
Other current liabilities	37	—	—	37
Total current liabilities	1,218	55	—	1,273
Long-term debt (note 1)	2,907	1,382	—	4,289
Deferred income tax liabilities	27	—	(27)	—
Other liabilities	186	1	—	187
Total liabilities	4,338	1,438	(27)	5,749
Equity / Attributed net assets	7,642	(206)	—	7,436
Noncontrolling interests in equity of subsidiaries	—	23	—	23
Total liabilities and equity	$11,980	1,255	(27)	13,208

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2024

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Formula 1 revenue	$848	—	—	848
Other revenue	63	—	—	63
Total revenue	911	—	—	911
Operating costs and expenses:
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	554	—	—	554
Other cost of sales	41	—	—	41
Other operating expenses	2	—	—	2
Selling, general and administrative, including stock-based compensation (note 2)	113	3	—	116
Impairment and acquisition costs	3	—	—	3
Depreciation and amortization	88	—	—	88
	801	3	—	804
Operating income (loss)	110	(3)	—	107
Other income (expense):
Interest expense	(54)	(8)	—	(62)
Share of earnings (losses) of affiliates, net	(1)	117	—	116
Realized and unrealized gains (losses) on financial instruments, net	39	(94)	—	(55)
Other, net	21	8	—	29
	5	23	—	28
Earnings (loss) from continuing operations before income taxes	115	20	—	135
Income tax (expense) benefit	2	(5)	—	(3)
Net earnings (loss) from continuing operations	117	15	—	132
Net earnings (loss) from discontinued operations	—	—	(3,002)	(3,002)
Net earnings (loss)	117	15	(3,002)	(2,870)
Less net earnings (loss) attributable to the noncontrolling interests	—	—	(502)	(502)
Net earnings (loss) attributable to Liberty stockholders	$117	15	(2,500)	(2,368)

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2024

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Formula 1 revenue	$2,251	—	—	2,251
Other revenue	235	—	—	235
Total revenue	2,486	—	—	2,486
Operating costs and expenses:
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	1,472	—	—	1,472
Other cost of sales	161	—	—	161
Other operating expenses	8	—	—	8
Selling, general and administrative, including stock-based compensation (note 2)	295	7	—	302
Impairment and acquisition costs	23	—	—	23
Depreciation and amortization	263	—	—	263
	2,222	7	—	2,229
Operating income (loss)	264	(7)	—	257
Other income (expense):
Interest expense	(162)	(22)	—	(184)
Share of earnings (losses) of affiliates, net	(6)	181	—	175
Realized and unrealized gains (losses) on financial instruments, net	86	(75)	—	11
Other, net	56	20	—	76
	(26)	104	—	78
Earnings (loss) from continuing operations before income taxes	238	97	—	335
Income tax (expense) benefit	(20)	(21)	—	(41)
Net earnings (loss) from continuing operations	218	76	—	294
Net earnings (loss) from discontinued operations	—	—	(2,412)	(2,412)
Net earnings (loss)	218	76	(2,412)	(2,118)
Less net earnings (loss) attributable to the noncontrolling interests	—	—	(410)	(410)
Net earnings (loss) attributable to Liberty stockholders	$218	76	(2,002)	(1,708)

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2023

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Braves	Consolidated
	Group	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Formula 1 revenue	$887	—	—	—	887
Other revenue	—	—	—	49	49
Total revenue	887	—	—	49	936
Operating costs and expenses:
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	615	—	—	—	615
Other operating expenses	—	—	—	38	38
Selling, general and administrative, including stock-based compensation (note 2)	79	5	—	9	93
Depreciation and amortization	86	—	—	3	89
	780	5	—	50	835
Operating income (loss)	107	(5)	—	(1)	101
Other income (expense):
Interest expense	(56)	(2)	(1)	(3)	(62)
Share of earnings (losses) of affiliates, net	2	90	50	1	143
Realized and unrealized gains (losses) on financial instruments, net	66	(72)	45	—	39
Unrealized gains (losses) on intergroup interests (note 1)	16	—	—	(20)	(4)
Other, net	14	(35)	1	1	(19)
	42	(19)	95	(21)	97
Earnings (loss) from continuing operations before income taxes	149	(24)	95	(22)	198
Income tax (expense) benefit	(31)	5	(21)	1	(46)
Net earnings (loss) from continuing operations	118	(19)	74	(21)	152
Net earnings (loss) from discontinued operations	—	—	291	—	291
Net earnings (loss)	118	(19)	365	(21)	443
Less net earnings (loss) attributable to the noncontrolling interests	—	—	58	—	58
Net earnings (loss) attributable to Liberty stockholders	$118	(19)	307	(21)	385

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2023

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Braves	Consolidated
	Group	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Formula 1 revenue	$1,992	—	—	—	1,992
Other revenue	—	—	—	350	350
Total revenue	1,992	—	—	350	2,342
Operating costs and expenses:
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	1,340	—	—	—	1,340
Other operating expenses	—	—	—	274	274
Selling, general and administrative, including stock-based compensation (note 2)	223	5	—	69	297
Impairment and acquisition costs	—	—	—	1	1
Depreciation and amortization	254	—	—	37	291
	1,817	5	—	381	2,203
Operating income (loss)	175	(5)	—	(31)	139
Other income (expense):
Interest expense	(161)	(2)	(4)	(21)	(188)
Share of earnings (losses) of affiliates, net	(1)	90	127	12	228
Realized and unrealized gains (losses) on financial instruments, net	83	(72)	(59)	3	(45)
Unrealized gains (losses) on intergroup interests (note 1)	15	—	—	(83)	(68)
Other, net	48	(35)	(6)	5	12
	(16)	(19)	58	(84)	(61)
Earnings (loss) from continuing operations before income taxes	159	(24)	58	(115)	78
Income tax (expense) benefit	(35)	5	(13)	6	(37)
Net earnings (loss) from continuing operations	124	(19)	45	(109)	41
Net earnings (loss) from discontinued operations	—	—	757	—	757
Net earnings (loss)	124	(19)	802	(109)	798
Less net earnings (loss) attributable to the noncontrolling interests	(1)	—	146	—	145
Net earnings (loss) attributable to Liberty stockholders	$125	(19)	656	(109)	653

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2024

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$218	76	(2,412)	(2,118)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Net (earnings) loss from discontinued operations	—	—	2,412	2,412
Depreciation and amortization	263	—	—	263
Stock-based compensation	24	3	—	27
Share of (earnings) loss of affiliates, net	6	(181)	—	(175)
Realized and unrealized (gains) losses on financial instruments, net	(86)	75	—	(11)
Deferred income tax expense (benefit)	22	22	—	44
Intergroup tax allocation	(97)	(1)	—	(98)
Intergroup tax (payments) receipts	128	3	—	131
Other, net	25	(4)	—	21
Changes in operating assets and liabilities
Current and other assets	(71)	—	—	(71)
Payables and other liabilities	155	(4)	—	151
Net cash provided (used) by operating activities	587	(11)	—	576
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(7)	(3)	—	(10)
Cash proceeds from dispositions	—	107	—	107
Cash (paid) received for acquisitions, net of cash acquired	(205)	—	—	(205)
Capital expended for property and equipment, including internal-use software and website development	(52)	—	—	(52)
Other investing activities, net	(13)	1	—	(12)
Net cash provided (used) by investing activities	(277)	105	—	(172)
Cash flows from financing activities:
Borrowings of debt	644	—	—	644
Repayments of debt	(671)	(12)	—	(683)
Issuance of Series C Liberty Formula One common stock	939	—	—	939
Other financing activities, net	42	1	—	43
Net cash provided (used) by financing activities	954	(11)	—	943
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1	—	—	1
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	—	879	879
Cash provided (used) by investing activities	—	—	(709)	(709)
Cash provided (used) by financing activities	—	—	(485)	(485)
Net cash provided (used) by discontinued operations	—	—	(315)	(315)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,265	83	(315)	1,033
Cash, cash equivalents and restricted cash at beginning of period	1,408	305	315	2,028
Cash, cash equivalents and restricted cash at end of period	$2,673	388	—	3,061

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2023

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Braves	Consolidated
	Group	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$124	(19)	802	(109)	798
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Net (earnings) loss from discontinued operations	—	—	(757)	—	(757)
Depreciation and amortization	254	—	—	37	291
Stock-based compensation	14	1	—	7	22
Share of (earnings) loss of affiliates, net	1	(90)	(127)	(12)	(228)
Realized and unrealized (gains) losses on financial instruments, net	(83)	72	59	(3)	45
Unrealized (gains) losses on intergroup interests, net	(15)	—	—	83	68
Deferred income tax expense (benefit)	19	(4)	14	(5)	24
Intergroup tax allocation	(135)	(1)	(1)	—	(137)
Intergroup tax (payments) receipts	91	—	—	(1)	90
Other, net	6	34	6	4	50
Changes in operating assets and liabilities
Current and other assets	(122)	(10)	—	(34)	(166)
Payables and other liabilities	400	14	1	65	480
Net cash provided (used) by operating activities	554	(3)	(3)	32	580
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(173)	—	—	—	(173)
Cash proceeds from dispositions	110	1	—	—	111
Capital expended for property and equipment, including internal-use software and website development	(308)	—	—	(35)	(343)
Other investing activities, net	(20)	—	—	—	(20)
Net cash provided (used) by investing activities	(391)	1	—	(35)	(425)
Cash flows from financing activities:
Borrowings of debt	—	1,135	—	30	1,165
Repayments of debt	(64)	(918)	—	(20)	(1,002)
Settlement of intergroup interests	(273)	—	—	—	(273)
Atlanta Braves Holdings, Inc. Split-Off	—	—	—	(188)	(188)
Reclassification	(100)	100	—	—	—
Other financing activities, net	11	—	3	8	22
Net cash provided (used) by financing activities	(426)	317	3	(170)	(276)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	—	1,301	—	1,301
Cash provided (used) by investing activities	—	—	(565)	—	(565)
Cash provided (used) by financing activities	—	—	(771)	—	(771)
Net cash provided (used) by discontinued operations	—	—	(35)	—	(35)
Net increase (decrease) in cash, cash equivalents and restricted cash	(263)	315	(35)	(173)	(156)
Cash, cash equivalents and restricted cash at beginning of period	1,733	NA	370	173	2,276
Cash, cash equivalents and restricted cash at end of period	$1,470	315	335	—	2,120

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole.

On July 18, 2023, the Company completed the split-off (the “Atlanta Braves Holdings Split-Off”) of its wholly owned subsidiary, Atlanta Braves Holdings, Inc (“Atlanta Braves Holdings”). The Atlanta Braves Holdings Split-Off was accomplished by a redemption by the Company of each outstanding share of Liberty Braves common stock in exchange for one share of the corresponding series of Atlanta Braves Holdings common stock. Atlanta Braves Holdings is comprised of the businesses, assets and liabilities attributed to the Braves Group immediately prior to the Atlanta Braves Holdings Split-Off, except for the intergroup interests in the Braves Group attributed to the Liberty SiriusXM Group and the Formula One Group, which were settled and extinguished in connection with the Atlanta Braves Holdings Split-Off.

On August 3, 2023, the Company reclassified its then-outstanding shares of common stock into three new tracking stocks — Liberty SiriusXM common stock, Liberty Formula One common stock and Liberty Live common stock, and, in connection therewith, provided for the attribution of the businesses, assets and liabilities of the Company’s remaining tracking stock groups among its newly created Liberty SiriusXM Group, Formula One Group and Liberty Live Group (the “Reclassification”). As a result of the Reclassification, each then-outstanding share of Liberty SiriusXM common stock was reclassified into one share of the corresponding series of new Liberty SiriusXM common stock and 0.2500 of a share of the corresponding series of Liberty Live common stock and each outstanding share of Liberty Formula One common stock was reclassified into one share of the corresponding series of new Liberty Formula One common stock and 0.0428 of a share of the corresponding series of Liberty Live common stock.

Each of the Atlanta Braves Holdings Split-Off and the Reclassification were intended to be tax-free to stockholders of the Company, except with respect to the receipt of cash in lieu of fractional shares. In July 2024, the IRS completed its review of the Reclassification and notified the Company that it agreed with the nontaxable characterization of the transaction. In September 2024, the IRS completed its review of the Atlanta Braves Holdings Split-Off and notified the Company that it agreed with the nontaxable characterization of the transaction. The Atlanta Braves Holdings Split-Off and the Reclassification are reflected in the Company’s consolidated financial statements and these attributed financial statements on a prospective basis.

On September 9, 2024, Liberty completed the split-off (the “Liberty Sirius XM Holdings Split-Off”) of its wholly owned subsidiary, Liberty Sirius XM Holdings Inc. (“Liberty Sirius XM Holdings”). The Liberty Sirius XM Holdings Split-Off was accomplished through the redemption by the Company of each outstanding share of Liberty SiriusXM common stock in exchange for 0.8375 of a share of Liberty Sirius XM Holdings common stock, with cash paid in lieu of fractional shares. Liberty Sirius XM Holdings is comprised of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group immediately prior to the Liberty Sirius XM Holdings Split-Off. The Liberty Sirius XM Holdings Split-Off was intended to be tax-free to holders of Liberty SiriusXM common stock (except with respect to cash received in lieu of fractional shares).

Liberty Sirius XM Holdings is presented as a discontinued operation in the Company’s condensed consolidated financial statements as the Liberty Sirius XM Holdings Split-Off represents a strategic shift that had a major effect on the Company’s operations and financial results.

While the Formula One Group and Liberty Live Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a public company, such as Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, the Liberty Live Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

Notes to Attributed Financial Information (Continued)

(unaudited)

As of September 30, 2024, the Formula One Group was primarily comprised of Liberty’s interests in Formula 1 and QuintEvents, LLC, cash and Liberty’s 2.25% Convertible Senior Notes due 2027. As of September 30, 2024, the Formula One Group had cash and cash equivalents of approximately $2,666 million, which included $1,449 million of subsidiary cash.

As of September 30, 2024, the Liberty Live Group is primarily comprised of Liberty’s interest in Live Nation, cash, other minority investments, Liberty’s 0.5% Exchangeable Senior Debentures due 2050, Liberty’s 2.375% Exchangeable Senior Debentures due 2053 and an undrawn margin loan.

Prior to the Liberty Sirius XM Holdings Split-Off, the Liberty SiriusXM common stock was intended to track and reflect the separate economic performance of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group. At the time of the Liberty Sirius XM Holdings Split-Off, the Liberty SiriusXM Group was comprised of Liberty’s interest in Sirius XM Holdings, corporate cash, Liberty’s 3.75% Convertible Senior Notes due 2028, Liberty’s 2.75% Exchangeable Senior Debentures due 2049 and a margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As previously disclosed, Liberty Sirius XM Holdings is presented as a discontinued operation in the Company’s condensed consolidated financial statements. Prior to the Reclassification, Liberty’s interest in Live Nation, Liberty’s 0.5% Exchangeable Senior Debentures due 2050 and a margin loan secured by shares of Live Nation were attributed to the Liberty SiriusXM Group and are presented as continuing operations in the Company’s condensed consolidated financial statements.

Prior to the Atlanta Braves Holdings Split-Off, the Braves Group was primarily comprised of Braves Holdings, which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed-use development and cash.

As of December 31, 2022, 6,792,903 notional shares represented an 11.0% intergroup interest in the Braves Group previously held by the Formula One Group, 1,811,066 notional shares represented a 2.9% intergroup interest in the Braves Group previously held by the Liberty SiriusXM Group and 4,165,288 notional shares represented a 1.7% intergroup interest in the Formula One Group previously held by the Liberty SiriusXM Group.

The intergroup interests represented quasi-equity interests which were not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group had attributed interests in the Braves Group, which were generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also had an attributed interest in the Formula One Group, which was generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests were marked to fair value. The changes in fair value were recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed condensed consolidated statements of operations.

During March 2023, the Formula One Group paid approximately $202 million to the Liberty SiriusXM Group to settle a portion of the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group, as a result of the repurchase of a portion of Liberty’s 1.375% Cash Convertible Notes due 2023. On July 12, 2023, the Formula One Group paid approximately $71 million to the Liberty SiriusXM Group to settle and extinguish the remaining intergroup interest in the Formula One Group held by the Liberty SiriusXM Group.

In connection with the Split-Off, the intergroup interests in the Braves Group attributed to the Liberty SiriusXM Group and Formula One Group were settled and extinguished through the attribution, to the respective tracking stock group, of Atlanta Braves Holdings Series C common stock on a one-for-one basis equal to the number of notional shares representing the intergroup interest. On July 19, 2023, the shares of Atlanta Braves Holdings Series C common stock attributed to the Formula One Group to settle and extinguish the intergroup interest in connection with the Split-Off were distributed on a pro rata basis to holders of Liberty Formula One common stock. During November 2023, Liberty exchanged the shares of Atlanta Braves Holdings Series C common stock attributed to the Liberty SiriusXM Group with a third party to satisfy certain debt obligations attributed to the Liberty SiriusXM Group.

Notes to Attributed Financial Information (Continued)

(unaudited)

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 7 and 8, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Formula One Group and Liberty Live Group and was allocated to the Braves Group prior to the Atlanta Braves Holdings Split-Off and the Liberty SiriusXM Group prior to the Liberty Sirius XM Holdings Split-Off, based on the estimated percentage of time spent providing services for each group. On an annual basis, estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at September 30, 2024 and December 31, 2023 is primarily a result of timing of tax benefits.
(4)	The Liberty Formula One common stock and Liberty Live common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Formula One common stock, or only Series A and Series B Liberty Live common stock.

At the option of the holder, each share of Series B common stock of each group will be converted into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.